Exhibit 10.10

Credit Suisse Capital LLC

c/o Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, NY 10010-3629

DATE:	August 7, 2019

TO:	Ironwood Pharmaceuticals, Inc.
301 Binney Street
Cambridge, MA 02142
Attn: Chief Legal Officer

FROM:	Credit Suisse Capital LLC

SUBJECT:	Partial Terminations of Relevant Transactions Listed on Attached Schedule A and Related Amendments

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the partial termination (the “Transaction”) of the rights and obligations under and in respect of the following transactions (each such transaction, a “Relevant Transaction” and collectively the “Relevant Transactions” and the terminated portion of each such Relevant Transaction, the “Terminated Portion”) and to modify the Relevant Transactions as described herein: Base call option transaction confirmation, dated as of June 10, 2015, by and between Credit Suisse Capital LLC (“Dealer”), represented by Credit Suisse Securities (USA) LLC (“Agent”) and Ironwood Pharmaceuticals, Inc. (“Counterparty”), (the “Call Options”); and the base warrant transaction confirmation, dated as of June 10, 2015, by and between Dealer, represented by Agent and Counterparty (the “Warrants”). The Terminated Portion of each of the above Relevant Transactions shall be as set forth on Schedule A in the column labeled “Number of Options or Warrants, As Applicable, of such Relevant Transaction Subject to Termination”. The Terminated Portion of each Relevant Transaction shall be terminated as of the date that is one Settlement Cycle following the last day of the Unwind Period (the “Termination Effective Date”).

1.       The definitions and provisions of the 2002 ISDA Equity Derivatives Definitions, as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. Any capitalized term not otherwise defined herein shall have the meaning set forth for such term in the confirmation for the relevant Call Options or Warrants, as applicable.

2.       In consideration for the termination of the Terminated Portion of each Relevant Transaction, a “Termination Payment” with respect to the Terminated Portion of each Relevant Transaction shall be made in the amount set forth in Section 5, such Termination Payments to be made as further specified in Section 4 below. Each of Dealer and Counterparty hereby agrees that, upon receipt of the Termination Payments (as aggregated into a Net Termination Payment as provided in Section 3 below), with respect to the Terminated Portion of each Relevant Transaction: (i) such Terminated Portion of the Relevant Transaction and all of the respective rights and obligations of Dealer and Counterparty thereunder are cancelled and terminated as of the Termination Effective Date; (ii) Dealer releases and discharges Counterparty from and agrees not to make any claim against Counterparty with respect to any obligations of Counterparty arising out of, and to be performed in connection with, any Terminated Portion of a Relevant Transaction after the Termination Effective Date, including, but not limited to, any rights or obligations said to survive the termination of a Relevant Transaction in such Relevant Transaction’s confirmation in respect of the Terminated Portion of such Relevant Transaction and; (iii) Counterparty releases and discharges Dealer from and agrees not to make any claim against Dealer with respect to any obligations of Dealer arising out of, and to be performed in connection with, any Terminated Portion of a Relevant Transaction after the Termination Effective Date, including, but not limited to, any rights or obligations said to survive the termination of a Relevant Transaction in such Relevant Transaction’s confirmation in respect of the Terminated Portion of such Relevant Transaction. Each of the parties hereby represents and acknowledges to the other that, upon receipt of the Termination Payments (as aggregated into a Net Termination Payment as provided in Section 3 below), no further amounts are owed by Dealer or Counterparty to any other party with respect to the Terminated Portion of each Relevant Transaction.

3.       The parties hereby agree to net the Termination Payments with respect to the Terminated Portion of each of the Relevant Transactions such that a single payment shall be made with respect to the Terminated Portion of each of the Relevant Transactions (such net payment, the “Net Termination Payment”), such Net Termination Payment satisfying each party’s obligations to make payments to the other. On the Termination Effective Date, Dealer shall deliver to Counterparty the Net Termination Payment in accordance with the Ironwood Payment Instructions below.

4.       Ironwood Payment Instructions:

5.       The Termination Payment with respect to the Terminated Portion of each Relevant Transaction shall be equal to the amount determined by referencing the VWAP Price for the Relevant Transaction as set forth in the table below.

	Termination Payment in respect of the	Termination Payment in respect of the
VWAP Price	Terminated Portion of the Call Options	Terminated Portion of the Warrants
$	$	$
9.00	$16,802,702.91	$15,024,639.11
9.10	$17,158,315.67	$15,291,348.68
9.20	$17,602,831.62	$15,646,961.44
9.30	$18,047,347.57	$16,091,477.39
9.40	$18,491,863.52	$16,447,090.15
9.50	$18,936,379.47	$16,802,702.91
9.60	$19,380,895.42	$17,247,218.86
9.70	$19,914,314.56	$17,691,734.81
9.80	$20,358,830.51	$18,047,347.57
9.90	$20,803,346.46	$18,491,863.52
10.00	$21,247,862.41	$18,847,476.28
10.10	$21,781,281.55	$19,291,992.23
10.20	$22,225,797.50	$19,647,604.99
10.30	$22,670,313.45	$20,092,120.94
10.40	$23,203,732.59	$20,536,636.89
10.50	$23,648,248.54	$20,892,249.65
10.60	$24,181,667.68	$21,425,668.79
10.70	$24,626,183.63	$21,781,281.55
10.80	$25,159,602.77	$22,225,797.50
10.90	$25,693,021.91	$22,670,313.45
11.00	$26,137,537.86	$23,114,829.40

If the VWAP Price is between two VWAP Prices in the table above, the amount of the Termination Payment with respect to the Terminated Portion of the Relevant Transaction shall be determined by a straight-line interpolation between the amount of the Termination Payment set forth for the higher and lower VWAP Prices. If the VWAP Price exceeds the highest or is below the lowest VWAP Price in the table above, the amount of the Termination Payment with respect to the Terminated Portion of the Relevant Transaction shall be extrapolated from the table in a commercially reasonable manner.

The parties acknowledge and agree that the Termination Payments set forth in the table above shall remain subject to adjustment pursuant to the terms of the applicable Relevant Transaction during the term of this Confirmation and that any such adjustment will be made in good faith and in a commercially reasonable manner by the Calculation Agent subject to the applicable requirements set forth opposite the caption “Calculation Agent” in the applicable Relevant Transaction.

“VWAP Price” shall mean the arithmetic average of the per-Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page IRWD <equity> AQR in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on each Scheduled Trading Day that is not a Disrupted Day during the Unwind Period (or if such volume-weighted average price is unavailable at such time, the market value of one Share on such Valid Day, as determined by the Calculation Agent using, if practicable, a volume-weighted average method).

“Unwind Period” shall mean the four Scheduled Trading Days beginning on and including the earlier of (1) the Scheduled Trading Day following the date that J.P. Morgan Securities LLC (the “Initial Purchaser”) exercises its option to purchase additional Notes (as defined herein) pursuant to Section 2 of the Purchase Agreement between Counterparty and the Initial Purchaser, as notified by Counterparty to Dealer on such day in a written notice containing a repetition of the representation and warranty contained in Section 8(f) herein, and (2) August 26, 2019; provided, however, that (a) if any such Scheduled Trading Day is a Disrupted Day, the Unwind Period shall be extended by one Scheduled Trading Day for each such Disrupted Day (which provision shall be applied successively until four Scheduled Trading Days that are not Disrupted Days occur, in which case the Termination Effective Date shall be postponed by one Scheduled Trading Day for each such Disrupted Day) and (b) Dealer may (x) postpone the Unwind Period or (y) add, in whole or in part, Scheduled Trading Days to the Unwind Period, in either case, if Dealer reasonably and in good faith, (i) determines that such action is reasonably necessary or appropriate to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions or (ii) determines, based on the advice of counsel, that such action is reasonably necessary or appropriate to enable Dealer to effect transactions with respect to Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

6.       The parties agree that from and after the Termination Effective Date, each of the Relevant Transactions shall be amended and restated in its entirety but with the adjustments shown in the column labeled “Revisions to the Terms of the Relevant Transaction” in Schedule A beside each Relevant Transaction. The parties further agree that each of the following side letters to the Relevant Transactions shall continue in full force and effect:

•	The letter agreement by and between Dealer and Counterparty dated as of June 10, 2015, specifying certain additional terms and conditions of the Warrants issued by Counterparty to Dealer;

•	The letter agreement by and between Dealer and Counterparty dated as of June 10, 2015, specifying certain additional terms and conditions of the Call Options issued by Dealer to Counterparty; and

7.       10b5-l Plan. Counterparty represents, warrants and covenants to Dealer that:

a.	it is entering into this Confirmation and the Transaction in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-l under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares. Counterparty acknowledges that it is the intent of the parties that transactions in the Shares effected by Dealer in connection with this Transaction during the Unwind Period comply with the requirements of paragraphs (c)(l)(i)(A) and (B) of Rule 10b5-l and this Transaction shall be interpreted to comply with the requirements of Rule 10b5-1(c).

b.	it will not seek to control or influence Dealer’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-l(c)(l)(i)(B)(3)) in connection with this Transaction, including, without limitation, Dealer’s decision to enter into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Confirmation under Rule 10b5-l.

c.	it acknowledges and agrees that any amendment, modification, waiver or termination of this Transaction must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-l(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification, waiver or termination shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Issuer or the Shares.

8.       Counterparty represents and warrants to Dealer on the date hereof and, with respect to all representations below other than the representation in subsection 8(f), on the Termination Effective Date that:

a.	Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of this Confirmation; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

b.	Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

c.	No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended, or state securities laws.

d.	Counterparty is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

e.	Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).

f.	Counterparty and each of its affiliates are not, on the date hereof, in possession of any material non-public information with respect to the Issuer or the Shares.

g.	No state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity), except for the reporting requirements of the Exchange Act and rules promulgated thereunder as a result of Dealer or its affiliates owning or holding (however defined) Shares.

h.	Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least $50 million.

i.	Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

9.       Dealer hereby repeats the representations made to Counterparty in Section 3 of the 2002 ISDA Master Agreement on the date hereof and on the Termination Effective Date.

10.     Governing Law. This Confirmation and any dispute arising hereunder shall be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

11.     If on or prior to August 12, 2019 (or such later date as agreed upon by the parties) (such date, the “Termination Transaction Contingency Date”), the issuance by Counterparty of its Convertible Senior Notes due 2024 and its Convertible Senior Notes due 2026 has not been completed for any reason, subject to the proviso below, this Transaction shall automatically be cancelled without the payment of any settlement amount, breakage costs or other amounts representing the future value of this Transaction and all of the respective rights and obligations of Dealer and Counterparty under this Confirmation shall be cancelled and terminated; provided that, if Dealer determines that as a result of any hedge unwind activity by Dealer in good faith in connection with the transactions contemplated hereby the cancellation of the Transaction would result in Dealer not maintaining Hedge Positions in the amount it deems appropriate with respect to any Relevant Transaction, this Transaction shall remain in effect but the Terminated Portions for each Relevant Transaction shall be determined by Dealer in good faith to correspond to such hedge unwind activity and the relevant Termination Payments shall be adjusted pro rata and the Calculation Agent shall make corresponding adjustments to the respective amounts set forth in Schedule A. For the avoidance of doubt, upon such cancellation and termination of this Confirmation, except as set forth in the immediately preceding proviso, the respective rights and obligations of Dealer and Counterparty under each Relevant Transaction, any indenture or otherwise shall not be cancelled or terminated. Following such cancellation and termination of this Confirmation, except in the case set forth in the proviso above, each party shall be released and discharged by the other party from, and agrees not to make any claim against the other party with respect to, any obligations or liabilities of either party arising out of and to be performed in connection with this Transaction either prior to or after the Termination Transaction Contingency Date.

12.     Except as expressly set forth herein, all of the terms and conditions of the Call Options and the Warrants shall remain in full force and effect and are hereby confirmed in all respects.

13.     U.S. Stay Regulations. The parties agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Confirmation, and for such purposes this Confirmation shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as “Regulated Entity” and/or “Adhering Party” as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Confirmation and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Confirmation, and for such purposes this Confirmation shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of this Confirmation, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between this Confirmation and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Confirmation” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Dealer replaced by references to the covered affiliate support provider.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

14.     Role of Agent. Agent has no obligation hereunder, by guaranty, endorsement or otherwise, with respect to performance of Dealer’s obligations hereunder or under the Relevant Transactions.

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5

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile or portable document format (.pdf) copies of this Confirmation shall have the same force and effect as an original.

Please confirm that the foregoing correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation as evidence of agreement to such terms and returning an executed copy to us.

Very Truly Yours,

Credit Suisse Capital LLC

By:	/s/ Barry Dixon
Name:	Barry Dixon
Title:	Authorized Signatory

By:	/s/ Carole Villoresi
Name:	Carole Villoresi
Title:	Authorized Signatory

Credit Suisse Securities (USA) LLC,
acting solely as Agent in connection with the Relevant Transactions

By:	/s/ Barry Dixon
Name:	Barry Dixon
Title:	Director

[Signature Page to Unwind Agreement]

Counterparty hereby agrees to, accepts and confirms the terms of the foregoing as of the Termination Effective Date.

IRONWOOD PHARMACEUTICALS, INC.

By:	/s/ Gina Consylman
Name:	Gina Consylman
Title:	SVP and CFO, Finance

[Signature Page to Unwind Agreement]

Schedule A

Number of Options or
Warrants, As Applicable, of
	such Relevant Transaction	Revisions to the Terms of the
Relevant Transaction	Subject to Termination	Relevant Transaction

Base call option transaction confirmation, dated as of June 10, 2015, by and between Dealer, represented by Agent, and Counterparty	215,000 Options	Number of Options shall be revised to equal 85,000

Base warrant transaction confirmation, dated as of June 10, 2015, by and between Dealer, represented by Agent, and Counterparty	8,890,319 Warrants	Number of Warrants shall be revised to equal 3,514,777

A-1